As filed with the Securities and Exchange Commission on August 4, 2011
File No. 333-46698

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

PROLOGIS
(Exact name of registrant as specified in its charter)

MARYLAND	74-2604728
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

Pier 1, Bay 1	94111
San Francisco, California	(Zip Code)
(Address of principal executive offices)
Registrant’s telephone number, including area code:
(415) 394-9000
PROLOGIS
2000 SHARE OPTION PLAN FOR OUTSIDE TRUSTEES
(Full title of the plan)
Edward S. Nekritz
Secretary
4545 Airport Way
Denver, Colorado 80239
(303) 567-5000
(Agent for service)

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES
Prologis, a Maryland real estate investment trust (the “Company”), has filed the following Registration Statements on Form S-8: Registration No. 333-31421; Registration No. 333-46698; Registration No. 333-46700; Registration No. 333-97895; Registration No. 333-141812; and Registration No. 333-167075 (the “Registration Statements”) with respect to the 2006 Long-Term Incentive Plan and certain predecessor plans. Pursuant to the Registration Statements, the Company registered the sale of an aggregate of 66,160,000 common shares of beneficial interest, par value $0.01 per share (the “Shares”). The Company has terminated all offerings pursuant to the Registration Statements and the Company is filing post-effective amendments for the purpose of removing from registration all of the Shares under the Registration Statements which remain unissued. In connection with the offerings, the Company issued a total of 16,749,923 Shares. Therefore, the Company is, by post-effective amendment, removing from registration the remaining 49,410,077 Shares that were registered but that were not issued, including all of the Shares that were registered but were not issued pursuant to this Registration Statement on Form S-8 Registration No. 333-46698.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, Prologis certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Denver, State of Colorado, on August 4, 2011.

PROLOGIS
By:	/s/ Michael T. Blair
	Name:	Michael T. Blair
	Title:	Managing Director and Deputy General Counsel